Exhibit 99.1

Leidos Holdings, Inc. Reports Fourth Quarter and Fiscal Year 2017 Results

- Revenues: $2.52 billion for fourth quarter; $10.17 billion for the year
- Diluted Earnings per Share: $0.74 for fourth quarter; $2.38 for the year
- Non-GAAP Diluted Earnings per Share: $0.87 for fourth quarter; $3.72 for the year
- Cash Flows from Operations: $164 million for fourth quarter, $526 million for the year
- Announces share repurchase authorization for up to 20 million shares

RESTON, Va., February 22, 2018 – Leidos Holdings, Inc. (NYSE: LDOS), a FORTUNE 500® science, information technology and engineering leader, today reported financial results for the fourth quarter and fiscal year 2017.
Roger Krone, Leidos Chairman and Chief Executive Officer, commented: “We closed out 2017 with another strong quarter of operational performance, enabling us to achieve strong margins and generate more than half a billion dollars of cash from operations for the year. With the successful completion of most of our integration activities, we shift our focus to growth in the year ahead. Our strong balance sheet and increased cash generation allows us to continue to invest for growth while also returning capital to shareholders. Further, the talent and diversity of our employees, combined with their dedication to delivering mission critical solutions gives us confidence in our ability to continue to deliver value to our customers and shareholders."
Fourth Quarter Summary Results
Revenues for the quarter were $2.52 billion, compared to $2.58 billion in the prior year quarter, reflecting a 2.3% decrease.
Operating income for the quarter was $101 million, compared to $152 million in the prior year quarter. Operating margin decreased to 4.0% from 5.9% in the prior year quarter, due to increases in acquisition and integration costs, amortization of intangible assets, restructuring expenses and amortization of equity method investments. Excluding non-GAAP items, operating margin was 9.2%, compared to 9.3% in the prior year quarter.
Diluted earnings per share ("EPS") attributable to Leidos common stockholders for the quarter was $0.74, compared to $0.39 in the prior year quarter. Excluding the items mentioned above, non-GAAP diluted EPS attributable to Leidos common stockholders for the fourth quarter was $0.87 compared to $0.75 in the prior year quarter. The weighted average diluted share count for the quarter was 154 million compared to 153 million in the prior year quarter.
Defense Solutions
Defense Solutions revenues for the quarter of $1.22 billion decreased $48 million, or 3.8%, compared to the prior year quarter. The revenue decline was primarily attributable to completion of certain contracts and net volume decreases, partially offset by growth in its airborne programs.
Defense Solutions operating income margin for the quarter was 7.0%, compared to 6.9% in the prior year quarter. On a non-GAAP basis, operating margin for the quarter was 9.3%, compared to 8.0% in the prior year quarter. Operating margins were favorably impacted by profit write-ups on certain contracts.
Civil
Civil revenues for the quarter of $854 million decreased $8 million, or 0.9%, compared to the prior year quarter. The revenue decline was primarily attributable to the timing of our security products business, partially offset by net volume increases on certain contracts.
Civil operating income margin for the quarter was 6.6%, compared to 7.7% in the prior year quarter. On a non-GAAP basis, operating margin for the quarter was 10.7%, compared to 10.2% in the prior year quarter. Operating margins were favorably impacted by profit write-ups on certain contracts.

Health
Health revenues of $441 million for the quarter decreased $2 million, or 0.5%, as compared to the prior year quarter. The revenue decline is primarily attributable to net volume decreases on certain contracts offset by growth in our federal health business.
Health operating income margin for the quarter was 10.0%, compared to 10.8% in the prior year quarter. On a non-GAAP basis, operating margin for the quarter was 12.0%, compared to 15.1% in the prior year quarter. Operating margins were impacted by lower volume on high margin contracts.
Fiscal Year 2017 Summary Results
Revenues for fiscal year 2017 were $10.17 billion, compared to $7.04 billion in the prior year, reflecting a 44.4% increase.
Operating income for fiscal year 2017 was $559 million, compared to $417 million in the prior year primarily due to the acquired IS&GS Business. Operating margin for fiscal year 2017 was 5.5%, compared to 5.9% in the prior year primarily due to increases in the non-GAAP items previously mentioned above in the fourth quarter summary results. Excluding these items, the non-GAAP operating margin increased to 9.8% from 8.6% in the prior year.
Diluted EPS attributable to Leidos common stockholders for fiscal year 2017 was $2.38, compared to $2.35 for the prior year. Excluding the impact of items mentioned above, the non-GAAP diluted EPS attributable to Leidos common stockholders for fiscal year 2017 was $3.72, compared to $3.51 in the prior year. The diluted share count was 154 million, up from 104 million in the prior year due to the issuance of approximately 77 million shares of Leidos common stock to participating Lockheed Martin stockholders during the third quarter of fiscal year 2016 in connection with the acquisition of the IS&GS Business.
Defense Solutions
Defense Solutions revenues of $4.96 billion for fiscal year 2017 increased $1.12 billion, or 29.0%, compared to the prior year. The revenue growth was primarily attributable to the acquired IS&GS Business and growth in its airborne programs, partially offset by completion of certain contracts, net volume decreases and a contract write-up in fiscal 2016.
Defense Solutions operating income margin for fiscal year 2017 was 6.2%, compared to 8.1% in the prior year. On a non-GAAP basis, operating margin decreased slightly to 8.4%, compared to 8.6% in the prior year.
Civil
Civil revenues of $3.41 billion for fiscal year 2017 increased $1.33 billion, or 63.7%, compared to the prior year. The revenue growth was primarily attributable to the acquired IS&GS Business, partially offset by fiscal 2016 revenues from the divestiture of the heavy construction business, net volume decreases on certain contracts and lower revenues from our international business, including the adverse impact of foreign currency.
Civil operating income margin for fiscal year 2017 was 6.6%, compared to 7.0% in the prior year. On a non-GAAP basis, operating margin for the year was 10.8%, compared to 8.9% in the prior year. Operating margins were favorably impacted by stronger program performance.
Health
Health revenues for fiscal year 2017 of $1.80 billion increased $685 million, or 61.3%, compared to the prior year. The revenue growth was primarily attributable to the acquired IS&GS Business and growth in our federal health business, partially offset by lower volume in commercial health.
Health operating margin for fiscal year 2017 was 12.7%, compared to 9.8% in the prior year. On a non-GAAP basis, operating margin for the year was 14.9%, compared to 12.4% in the prior year. Operating margins were favorably impacted by higher margins on certain IS&GS contracts.
Cash Flow Summary
Net cash provided by operating activities for the quarter were $164 million compared to $121 million in the prior year quarter. The higher operating cash inflows were primarily due to the favorable timing of working capital changes, partially offset by higher integration and restructuring costs and cash paid for income taxes.

Net cash used in investing activities for the quarter were $38 million compared to $8 million in the prior year quarter. The increased cash outflows were primarily due to higher purchases of property, plant and equipment.
Net cash used in financing activities for the quarter were $65 million compared to $227 million in the prior year quarter. The decrease in financing cash outflows were primarily due to lower repayments of long-term debt of $160 million.
Net cash provided by operating activities for the fiscal year were $526 million compared to $449 million in the prior year. The higher operating cash inflows were primarily due to the favorable timing of working capital changes, partially offset by higher integration and restructuring costs, higher payments for interest and cash paid for income taxes.
Net cash used in investing activities for the fiscal year were $71 million compared to net cash provided by $26 million in the prior year. The higher cash flows used were primarily due to cash proceeds received from both the acquisition of the IS&GS Business and the divestiture of the heavy construction business in fiscal 2016 and higher purchases of property, plant and equipment.
Net cash used in financing activities for the fiscal year were $429 million compared to $751 million in in the prior year. The decrease in financing cash outflows were primarily due to a special cash dividend payment in the prior year and lower debt repayments partially offset by higher borrowings in the prior year and higher dividend payments.
As of December 29, 2017, the Company had $390 million in cash and cash equivalents and $3.1 billion in long-term debt.
Share Repurchase Authorization
On February 16, 2018, the Company’s Board of Directors authorized a new share repurchase program of up to 20 million shares of the Company’s outstanding common stock. The shares may be repurchased from time to time in one or more open market repurchases or privately negotiated transactions, including accelerated share repurchase transactions. The actual timing, number and value of shares repurchased under the program will depend on a number of factors, including the market price of the Company’s common stock, general market and economic conditions, applicable legal requirements, compliance with the terms of the Company’s outstanding indebtedness and other considerations. There is no assurance as to the number of shares that will be repurchased, and the repurchase program may be suspended or discontinued at any time at the Company’s discretion. This share repurchase authorization replaces the previous share repurchase authorization announced in December 2013.
New Business Awards
Net bookings totaled $2.3 billion in the fourth quarter of fiscal year 2017 and $9.7 billion for fiscal year 2017, representing a book-to-bill ratio of 0.9 and 1.0 for the fourth quarter and fiscal year 2017, respectively.
Notable recent awards received include:

•
United States Army: Leidos was awarded a competitive task order to provide mission support services to the U.S. Army’s Communications-Electronics Research, Development and Engineering Center Prototyping Integration and Testing Division ("PI&TD"). The single-award task order has a one-year base period of performance, four one-year options, and a total contract value of approximately $230 million. Leidos’ work will help PI&TD integrate C4ISR systems into military and aerospace equipment and weapons systems, as well as support evaluation exercises.

•
NASA Johnson Space Center: Leidos was awarded a follow-on contract to provide sustained engineering and mission support under the Cargo Mission Contract 3 for the International Space Station ("ISS"). Under the contract, Leidos will apply multiple technology innovations to improve capabilities for cargo packing, as well as customer-focused enhancements that provide the ISS with cost-effective solutions in a dynamic and challenging environment. The single-award cost-plus fixed-fee contract has a two-year base period of performance, three option periods, and a maximum potential value of $159 million.

•
Office of Naval Research: Leidos was awarded a cost-plus-fixed fee contract for the Sea Hunter II -Autonomous Continuous Trail Unmanned Vessel Hull Number 2. This contract contains options, which if exercised, would bring the contract value to approximately $44 million. Leidos will provide research, development, test and evaluation for the second vessel.

•
U.S. Intelligence Community: The Company was awarded contracts valued at $600 million, if all options are exercised, by U.S. national security and intelligence clients. Though the specific nature of these contracts is classified, they all encompass mission-critical services that help to counter global threats and strengthen national security.

The Company’s backlog at the end of fiscal year 2017 was $17.5 billion, of which $5.0 billion was funded.
Forward Guidance
The Company's outlook for fiscal year 2018 is as follows:

•	Revenues of $10.25 billion to $10.65 billion;

•	Adjusted EBITDA margins of 10.1% to 10.4%;

•	Non-GAAP diluted earnings per share of $4.15 to $4.50; and

•	Cash flows provided by operating activities at or above $675 million.
Non-GAAP diluted earnings per share excludes amortization of acquired intangible assets, asset impairment charges, restructuring expenses, acquisition and integration costs, amortization of equity method investments, gains and losses on sale of assets and businesses, promissory note impairment and adjustments to the income tax provision to reflect non-GAAP exclusions. See Leidos' non-GAAP financial measures and the related reconciliation included elsewhere in this release.
The Company does not provide a reconciliation of forward-looking adjusted EBITDA margins (non-GAAP) or non-GAAP diluted earnings per share to GAAP net income (loss), due to the inherent difficulty in forecasting and quantifying certain amounts that are necessary for such reconciliation. Because certain deductions for non-GAAP exclusions used to calculate projected net income (loss) may vary significantly based on actual events, the Company is not able to forecast on a GAAP basis with reasonable certainty all deductions needed in order to provide a GAAP calculation of projected net income (loss) at this time. The amounts of these deductions may be material and, therefore, could result in projected GAAP net income (loss) and diluted earnings per share being materially less than projected adjusted EBITDA margins (non-GAAP) and non-GAAP diluted earnings per share.
Tax Cuts and Jobs Act
In December 2017, the U.S. Government enacted the Tax Cuts and Jobs Act (“Tax Act”). The Company expects to be impacted by many of the Tax Act provisions, including most notably the reduction in the U.S. federal statutory tax rate from 35% to 21%. The lower rate applies to earnings starting in fiscal year 2018, however due to the Tax Act’s 2017 enactment date, the Company recognized a one-time net benefit of $115 million to our fourth quarter GAAP net income. The majority of the benefit is due to the revaluation of net deferred tax liabilities at the lower rate which contributed $0.75 to GAAP diluted EPS in the quarter. The one-time Tax Act benefit is excluded from our non-GAAP net income and EPS results. Taking into account the Tax Act changes, we expect our normalized fiscal year 2018 GAAP effective tax rate to be approximately 23% to 24%.
ASC Topic 606 Update
Effective the first quarter of fiscal year 2018, we will adopt Accounting Standards Update 2014-09, Revenue from Contracts with Customers ("ASC Topic 606") using the modified retrospective method. The implementation of the new standard will impact some of our contracts as a result of the identification of new performance obligations, and on contracts that currently use the units-of-delivery method of revenue recognition, that will convert to an over-time model from the current point-in-time model. Based on our preliminary assessment, the impact of the adoption of ASC Topic 606 is not expected to be material.
Conference Call Information
Leidos management will discuss operations and financial results in an earnings conference call beginning at 8 A.M. eastern on February 22, 2018. Analysts and institutional investors may participate by dialing +1 (877) 869-3847 (U.S. dial-in) or +1 (201) 689-8261 (international dial-in).
A live audio broadcast of the conference call along with a supplemental presentation will be available to the public through links on the Leidos Investor Relations website (http://ir.leidos.com).
After the call concludes, an audio replay can be accessed on the Leidos Investor Relations website or by dialing +1 (877) 660-6853 (toll-free U.S.) or +1 (201) 612-7415 (international) and entering conference ID 13675337.

About Leidos
Leidos is a Fortune 500® information technology, engineering, and science solutions and services leader working to solve the world's toughest challenges in the defense, intelligence, homeland security, civil and health markets. The Company's 32,000 employees support vital missions for government and commercial customers.
For more information, visit www.leidos.com.
Forward-Looking Statements
Certain statements in this release contain or are based on "forward-looking" information within the meaning of the Private Securities Litigation Reform Act of 1995. In some cases, you can identify forward-looking statements by words such as "expects," "intends," "plans," "anticipates," "believes," "estimates," "guidance" and similar words or phrases. Forward-looking statements in this release include, among others, estimates of future revenues, EBITDA margins (including on a non-GAAP basis), operating income, earnings, earnings per share (including on a non-GAAP basis), charges, backlog, bookings, contract values, outstanding shares and cash flows, as well as statements about future dividends, share repurchases, acquisitions and dispositions. These statements reflect our belief and assumptions as to future events that may not prove to be accurate.

Actual performance and results may differ materially from the guidance and other forward-looking statements made in this release depending on a variety of factors, including: changes to our reputation and relationships with government agencies, developments in the U.S. Government defense budget, including budget reductions, implementation of spending cuts (sequestration) or changes in budgetary priorities; delays in the U.S. Government budget process; delays in the U.S. Government contract procurement process or the award of contracts; delays or loss of contracts as a result of competitor protests; changes in U.S. Government procurement rules, regulations and practices; changes in interest rates and other market factors out of our control; our compliance with various U.S. Government and other government procurement rules and regulations; governmental reviews, audits and investigations of our Company; our ability to effectively compete for and win contracts with the U.S. Government and other customers; our ability to attract, train and retain skilled employees, including our management team, and to obtain security clearances for our employees; the mix of our contracts and our ability to accurately estimate costs associated with our firm-fixed-price and other contracts; our ability to realize as revenues the full amount of our backlog; cybersecurity, data security or other security threats, systems failures or other disruptions of our business; resolution of legal and other disputes with our customers and others or legal or regulatory compliance issues; our ability to effectively acquire businesses and make investments; our ability to maintain relationships with prime contractors, subcontractors and joint venture partners; our ability to manage performance and other risks related to customer contracts, including complex engineering projects; the failure of our inspection or detection systems to detect threats; the adequacy of our insurance programs designed to protect us from significant product or other liability claims; our ability to manage risks associated with our international business; our ability to declare future dividends based on our earnings, financial condition, capital requirements and other factors, including compliance with applicable laws and contractual agreements; and our ability to execute our business plan and long-term management initiatives effectively and to overcome these and other known and unknown risks that we face. These are only some of the factors that may affect the forward-looking statements contained in this release. For further information concerning risks and uncertainties associated with our business, please refer to the filings we make from time to time with the U.S. Securities and Exchange Commission ("SEC"), including the "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Legal Proceedings" sections of our latest Annual report on Form 10-K and quarterly reports on Form 10-Q, all of which may be viewed or obtained through the Investor Relations section of our website at www.leidos.com.
All information in this release is as of February 22, 2018. The Company expressly disclaims any duty to update the guidance or any other forward-looking statement provided in this release to reflect subsequent events, actual results or changes in the Company’s expectations. The Company also disclaims any duty to comment upon or correct information that may be contained in reports published by investment analysts or others.

CONTACTS:

Investor Relations:	Media Relations:
Kelly M. Freeman	Melissa L. Koskovich
571.526.7686	571.526.6850
ir@leidos.com	koskovichm@leidos.com

LEIDOS HOLDINGS, INC.
UNAUDITED CONSOLIDATED STATEMENTS OF INCOME
(in millions, except per share amounts)

	Three Months Ended		Twelve Months Ended
	December 29, 2017	December 30, 2016	December 29, 2017	December 30, 2016
Revenues	$2,516	$2,575	$10,170	$7,043
Cost of revenues	2,231	2,266	8,923	6,191
Selling, general and administrative expenses	135	131	552	334
Bad debt expense	(1)	2	10	3
Acquisition and integration costs	46	22	102	90
Asset impairment charges	—	4	—	4
Restructuring expenses	12	8	37	14
Equity earnings of non-consolidated subsidiaries	(8)	(10)	(13)	(10)
Operating income	101	152	559	417
Interest income	3	2	8	10
Interest expense	(38)	(39)	(148)	(96)
Other expense, net	(32)	(10)	(26)	(13)
Income before income taxes	34	105	393	318
Income tax benefit (expense)	79	(45)	(29)	(72)
Net income	113	60	364	246
Less: net (loss) income attributable to non-controlling interest	(1)	1	(2)	2
Net income attributable to Leidos common stockholders	$114	$59	$366	$244
Earnings per share:
Basic	$0.75	$0.39	$2.41	$2.39
Diluted	$0.74	$0.39	$2.38	$2.35
Weighted average number of common shares outstanding:
Basic	152	150	152	102
Diluted	154	153	154	104

Cash dividends declared per share	$0.32	$0.32	$1.28	$14.92

LEIDOS HOLDINGS, INC.
UNAUDITED CONSOLIDATED BALANCE SHEETS
(in millions)

	December 29, 2017	December 30, 2016
ASSETS
Current assets:
Cash and cash equivalents	$390	$376
Receivables, net	1,831	1,657
Inventory, prepaid expenses and other current assets	453	348
Total current assets	2,674	2,381
Property, plant and equipment, net	232	259
Intangible assets, net	856	1,589
Goodwill	4,974	4,622
Deferred tax assets	—	16
Other assets	254	265
	$8,990	$9,132
LIABILITIES AND EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$1,639	$1,427
Accrued payroll and employee benefits	487	483
Dividends payable	17	23
Income taxes payable	4	21
Long-term debt, current portion	55	62
Total current liabilities	2,202	2,016
Long-term debt, net of current portion	3,056	3,225
Deferred tax liabilities	220	540
Other long-term liabilities	129	204
Commitments and contingencies
Stockholders’ equity:
Preferred stock, $.0001 par value,10 million shares authorized and no shares issued and outstanding at December 29, 2017, and December 30, 2016	—	—
Common stock, $.0001 par value, 500 million shares authorized, 151 million and 150 million shares issued and outstanding at December 29, 2017, and December 30, 2016, respectively	—	—
Additional paid-in capital	3,344	3,316
Accumulated deficit	(7)	(177)
Accumulated other comprehensive income (loss)	33	(4)
Total Leidos stockholders’ equity	3,370	3,135
Non-controlling interest	13	12
Total equity	3,383	3,147
	$8,990	$9,132

LEIDOS HOLDINGS, INC.
UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in millions)

	Three Months Ended		Twelve Months Ended
	December 29, 2017	December 30, 2016	December 29, 2017	December 30, 2016
Cash flows from operations:
Net income	$113	$60	$364	$246
Adjustments to reconcile net income to net cash provided by operations:
Depreciation and amortization	82	68	336	122
Amortization of equity method investments	3	—	14	—
Stock-based compensation	11	10	43	35
Asset impairment charges	—	4	—	4
Promissory note impairment	33	—	33	—
Bad debt expense	(1)	2	10	3
Non-cash interest expense	3	3	12	4
Other	6	(3)	9	(7)
Change in assets and liabilities, net of effects of acquisitions and dispositions:
Receivables	(36)	(17)	(191)	123
Inventory, prepaid expenses and other current assets	(30)	(18)	(76)	(98)
Accounts payable and accrued liabilities	147	(61)	152	(25)
Accrued payroll and employee benefits	52	28	8	26
Deferred income taxes and income taxes receivable/payable	(101)	55	(151)	36
Other long-term assets/ liabilities	(118)	(10)	(37)	(20)
Net cash provided by operating activities of continuing operations	164	121	526	449
Cash flows from investing activities:
Payments for property, plant and equipment	(39)	(9)	(81)	(29)
Acquisitions of businesses	—	—	—	25
Net proceeds from sale of assets	1	—	8	3
Proceeds from disposition of business	—	—	—	23
Other	—	1	2	4
Net cash (used in) provided by investing activities of continuing operations	(38)	(8)	(71)	26
Cash flows from financing activities:
Payments of long-term debt	(15)	(175)	(209)	(277)
Proceeds from debt issuance	—	—	—	690
Payments for debt issuance and modification costs	—	—	(4)	(30)
Proceeds from issuances of stock	3	—	13	25
Repurchases of stock and other	(5)	(4)	(31)	(24)
Special cash dividend payment	—	—	—	(993)
Dividend payments	(48)	(48)	(198)	(142)

LEIDOS HOLDINGS, INC.
UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS [CONTINUED]
(in millions)

	Three Months Ended		Twelve Months Ended
	December 29, 2017	December 30, 2016	December 29, 2017	December 30, 2016
Net cash used in financing activities of continuing operations	(65)	(227)	(429)	(751)
Net increase (decrease) in cash, cash equivalents and restricted cash from continuing operations	61	(114)	26	(276)
Cash flows from discontinued operations:
Net cash used in investing activities of discontinued operations	—	—	—	(1)
Net decrease in cash, cash equivalents and restricted cash from discontinued operations	—	—	—	(1)
Net increase (decrease) in cash, cash equivalents and restricted cash	61	(114)	26	(277)
Cash, cash equivalents and restricted cash at beginning of year	361	510	396	673
Cash, cash equivalents and restricted cash at end of year	$422	$396	$422	$396

LEIDOS HOLDINGS, INC.
UNAUDITED SEGMENT OPERATING RESULTS
(in millions)

During the first quarter of fiscal 2017, the Company completed its business reorganization, which resulted in identification of three reportable segments - Defense Solutions, Civil and Health. Additionally, the Company separately presents the costs associated with corporate functions as Corporate. The Company commenced operating and reporting under the new organizational structure effective the beginning of fiscal year 2017. As a result of this change, prior year segment results and disclosures have been recast to reflect the new reportable segments.
The segment information for the periods presented was as follows:

	Three Months Ended				Twelve Months Ended
	December 29, 2017	December 30, 2016	Dollar change	Percent change	December 29, 2017	December 30, 2016	Dollar change	Percent change
Revenues:
Defense Solutions	$1,221	$1,269	$(48)	(3.8)%	$4,959	$3,843	$1,116	29.0%
Civil	854	862	(8)	(0.9)%	3,409	2,082	1,327	63.7%
Health	441	443	(2)	(0.5)%	1,802	1,117	685	61.3%
Corporate	—	1	(1)	NM	—	1	(1)	NM
Total	$2,516	$2,575	$(59)	(2.3)%	$10,170	$7,043	$3,127	44.4%

Operating income (loss):
Defense Solutions	$85	$88	$(3)	(3.4)%	$307	$312	$(5)	(1.6)%
Civil	56	66	(10)	(15.2)%	226	146	80	54.8%
Health	44	48	(4)	(8.3)%	228	110	118	107.3%
Corporate	(84)	(50)	(34)	68.0%	(202)	(151)	(51)	33.8%
Total	$101	$152	$(51)	(33.6)%	$559	$417	$142	34.1%

Operating income margin:
Defense Solutions	7.0%	6.9%			6.2%	8.1%
Civil	6.6%	7.7%			6.6%	7.0%
Health	10.0%	10.8%			12.7%	9.8%
Total	4.0%	5.9%			5.5%	5.9%
NM - Not Meaningful

LEIDOS HOLDINGS, INC.
UNAUDITED BACKLOG BY REPORTABLE SEGMENT
(in millions)
Backlog represents the estimated amount of future revenues to be recognized under negotiated contracts. Backlog value is based on management’s estimates about volume of services, availability of customer funding and other factors, and excludes contracts that are under protest. Our estimate of backlog comprises both funded and negotiated unfunded backlog. Backlog estimates are subject to change and may be affected by several factors including modifications of contracts, non-exercise of options, foreign currency movements, etc.
Funded backlog for contracts with the U.S. Government represents the value on contracts for which funding is appropriated less revenues previously recognized on these contracts. Funded backlog for contracts with non-U.S. Government entities and commercial customers represents the estimated value on contracts, which may cover multiple future years, under which Leidos is obligated to perform, less revenues previously recognized on the contracts.
Negotiated unfunded backlog represents estimated amounts of revenue to be earned in the future from contracts for which funding has not been appropriated and unexercised priced contract options. Negotiated unfunded backlog does not include future potential task orders expected to be awarded under indefinite delivery/indefinite quantity ("IDIQ"), General Services Administration Schedule or other master agreement contract vehicles, with the exception of certain IDIQ contracts where task orders are not competitively awarded or separately priced but instead are used as a funding mechanism, and where there is a basis for estimating future revenues and funding on future task orders is anticipated.
The estimated value of backlog as of the dates presented was as follows:

	December 29, 2017	December 30, 2016
Defense Solutions:
Funded backlog	$2,384	$3,171
Negotiated unfunded backlog	5,285	4,936
Total Defense Solutions backlog	$7,669	$8,107
Civil:
Funded backlog	$2,064	$1,950
Negotiated unfunded backlog	5,321	5,250
Total Civil backlog	$7,385	$7,200
Health:
Funded backlog	$595	$854
Negotiated unfunded backlog	1,827	1,575
Total Health backlog	$2,422	$2,429
Total:
Funded backlog	$5,043	$5,975
Negotiated unfunded backlog	12,433	11,761
Total backlog	$17,476	$17,736

LEIDOS HOLDINGS, INC.
UNAUDITED NON-GAAP FINANCIAL MEASURES
(in millions, except per share amounts)
The Company uses and refers to non-GAAP operating income, adjusted EBITDA and non-GAAP EPS, which are not measures of financial performance under generally accepted accounting principles in the U.S. ("GAAP") and, accordingly, these measures should not be considered in isolation or as a substitute for the comparable GAAP measures and should be read in conjunction with the Company's consolidated financial statements prepared in accordance with GAAP.
Management believes that these non-GAAP measures provide another measure of the Company's results of operations and financial condition, including its ability to comply with financial covenants. These non-GAAP measures are frequently used by financial analysts covering Leidos and its peers. The Company’s computation of its non-GAAP measures may not be comparable to similarly titled measures reported by other companies, thus limiting their use for comparability.
Non-GAAP operating income is computed by excluding the following items from net income: (i) other (expense) income, net; (ii) interest expense; (iii) interest income; (iv) the following discrete items (referred to as non-GAAP adjustments); and (v) income tax benefit (expense) adjusted to reflect the non-GAAP adjustments.

•	Acquisition and integration costs - Represents costs related to the acquisition and integration of the IS&GS business.

•	Amortization of acquired intangible assets - Represents the amortization of the fair value of the acquired intangible assets.

•	Restructuring expenses - Represents costs associated with lease termination and severance costs related to the Company’s acquisition of the IS&GS Business and other Corporate mandated activities.

•	Amortization of equity method investments - Represents the amortization of the fair value of equity method investments acquired with the IS&GS Business.

•	Tax purchase accounting adjustments - Represents the tax purchase accounting adjustments related to the IS&GS acquisition.

•	Gains and losses on sale of assets and businesses - Represents the gains or losses on certain sales of real estate and businesses.

•	Asset impairment charges - Represents impairments of long-lived intangible and tangible assets.

•	Promissory note impairment - Represents an impairment on a promissory note.

•	Impact of Tax Act - Represents the cumulative impact from the federal government enacted Tax Act.
Non-GAAP operating margin is computed by dividing non-GAAP operating income by revenue.
Adjusted EBITDA is computed by excluding the following items from income before income taxes: (i) discrete items as identified above; (ii) interest expense; (iii) interest income; and (iv) depreciation expense.
Adjusted EBITDA margin is computed by dividing adjusted EBITDA by revenue.

LEIDOS HOLDINGS, INC.
UNAUDITED NON-GAAP FINANCIAL MEASURES [CONTINUED]
(in millions, except per share amounts)
The following tables present the reconciliation of the non-GAAP measures identified above to the most directly comparable GAAP measures:

	Quarter Ended December 29, 2017
	As reported	Acquisition and integration costs	Amortization of intangibles	Restructuring expenses	Amortization of equity method investments	Tax purchase accounting adjustments	Promissory note impairment	Impact of Tax Act	Non-GAAP results
Operating income	$101	$46	$69	$12	$3	$—	$—	$—	$231
Non-operating (expense) income, net	(67)	—	—	—	—	—	33	—	(34)
Income before income taxes	34	46	69	12	3	—	33	—	197
Income tax benefit (expense)[1]	79	(5)	(25)	(5)	(1)	8	—	(115)	(64)
Net income	113	41	44	7	2	8	33	(115)	133
Less: net loss attributable to non-controlling interest, net of taxes	(1)	—	—	—	—	—	—	—	(1)
Net income attributable to Leidos common stockholders	$114	$41	$44	$7	$2	$8	$33	$(115)	$134

Diluted EPS attributable to Leidos common stockholders	$0.74	$0.27	$0.29	$0.05	$0.01	$0.05	$0.21	$(0.75)	$0.87
Diluted shares	154	154	154	154	154	154	154	154	154
(1) Calculation uses an estimated statutory tax rate on non-GAAP tax deductible adjustments.

	Quarter Ended December 29, 2017
	As reported	Acquisition and integration costs	Amortization of intangibles	Restructuring expenses	Amortization of equity method investments	Promissory note impairment	Non-GAAP results
Income before income taxes	$34	$46	$69	$12	$3	$33	$197
Depreciation expense	13	—	—	—	—	—	13
Amortization expense	72	—	(69)	—	(3)	—	—
Interest expense, net	35	—	—	—	—	—	35
EBITDA	$154	$46	$—	$12	$—	$33	$245
EBITDA margin	6.1%						9.7%

LEIDOS HOLDINGS, INC.
UNAUDITED NON-GAAP FINANCIAL MEASURES [CONTINUED]
(in millions, except per share amounts)

	Quarter Ended December 30, 2016
	As reported	Asset impairment charges	Acquisition and integration costs	Amortization of intangibles	Restructuring expenses	Non-GAAP results
Operating income	$152	$4	$22	$54	$8	$240
Non-operating expense, net	(47)	—	—	—	—	(47)
Income before income taxes	105	4	22	54	8	193
Income tax expense[1]	(45)	(2)	(6)	(21)	(3)	(77)
Net income	60	2	16	33	5	116
Less: net income attributable to non-controlling interest, net of taxes	1	—	—	—	—	1
Net income attributable to Leidos common stockholders	$59	$2	$16	$33	$5	$115

Diluted EPS	$0.39	$0.01	$0.10	$0.22	$0.03	$0.75
Diluted shares	153	153	153	153	153	153
(1) Calculation uses an estimated statutory tax rate on non-GAAP tax deductible adjustments.

	Quarter Ended December 30, 2016
	As reported	Asset impairment charges	Acquisition and integration costs	Amortization of intangibles	Restructuring expenses	Non-GAAP results
Income before income taxes	$105	$4	$22	$54	$8	$193
Depreciation expense	14	—	—	—	—	14
Amortization expense	54	—	—	(54)	—	—
Interest expense, net	37	—	—	—	—	37
EBITDA	$210	$4	$22	$—	$8	$244
EBITDA margin	8.2%					9.5%

LEIDOS HOLDINGS, INC.
UNAUDITED NON-GAAP FINANCIAL MEASURES [CONTINUED]
(in millions, except per share amounts)

	Year Ended December 29, 2017
	As reported	Acquisition and integration costs	Amortization of intangibles	Restructuring expenses	Amortization of equity method investments	Tax purchase accounting adjustments	Loss on sale of assets and businesses	Promissory note impairment	Impact of Tax Act	Non-GAAP results
Operating income	$559	$102	$281	$37	$14	$—	$—	$—	$—	$993
Non-operating (expense) income, net	(166)	—	—	—	—	—	1	33	—	(132)
Income before income taxes	393	102	281	37	14	—	1	33	—	861
Income tax (expense) benefit[1]	(29)	(32)	(103)	(14)	(5)	8	—	—	(115)	(290)
Net income	364	70	178	23	9	8	1	33	(115)	571
Less: net loss attributable to non-controlling interest, net of taxes	(2)	—	—	—	—	—	—	—	—	(2)
Net income attributable to Leidos common stockholders	$366	$70	$178	$23	$9	$8	$1	$33	$(115)	$573

Diluted EPS attributable to Leidos common stockholders	$2.38	$0.45	$1.16	$0.15	$0.06	$0.05	$0.01	$0.21	$(0.75)	$3.72
Diluted shares	154	154	154	154	154	154	154	154	154	154
(1) Calculation uses an estimated statutory tax rate on non-GAAP tax deductible adjustments.

	Year Ended December 29, 2017
	As reported	Acquisition and integration costs		Amortization of intangibles	Restructuring expenses	Amortization of equity method investments	Loss on sale of assets and businesses	Promissory note impairment	Non-GAAP results
Income before income taxes	$393	$102		$281	$37	$14	$1	$33	$861
Depreciation expense	55	—		—	—	—	—	—	55
Amortization expense	295	—		(281)	—	(14)	—	—	—
Interest expense, net	140	—		—	—	—	—	—	140
EBITDA	$883	$102	—	$—	$37	$—	$1	$33	$1,056
EBITDA margin	8.7%								10.4%

LEIDOS HOLDINGS, INC.
UNAUDITED NON-GAAP FINANCIAL MEASURES [CONTINUED]
(in millions, except per share amounts)

	Year Ended December 30, 2016
	As reported	Asset impairment charges	Acquisition and integration costs	Amortization of intangibles	Restructuring expenses	Gains on sale of assets and businesses	Non-GAAP results
Operating income	$417	$4	$90	$84	$14	$—	$609
Non-operating expense, net	(99)	—	—	—	—	(5)	(104)
Income before income taxes	318	4	90	84	14	(5)	505
Income tax (expense) benefit[1]	(72)	(2)	(27)	(33)	(5)	1	(138)
Net income	246	2	63	51	9	(4)	367
Less: net income attributable to non-controlling interest, net of taxes	2	—	—	—	—	—	2
Net income attributable to Leidos common stockholders	$244	$2	$63	$51	$9	$(4)	$365

Diluted EPS	$2.35	$0.02	$0.60	$0.49	$0.09	$(0.04)	$3.51
Diluted shares	104	104	104	104	104	104	104
(1) Calculation uses an estimated statutory tax rate on non-GAAP tax deductible adjustments.

	Year Ended December 30, 2016
	As reported	Asset impairment charges	Acquisition and integration costs	Amortization of intangibles	Restructuring expenses	Gains on sale of assets and businesses	Non-GAAP results
Income before income taxes	$318	$4	$90	$84	$14	$(5)	$505
Depreciation expense	38	—	—	—	—	—	38
Amortization expense	84	—	—	(84)	—	—	—
Interest expense, net	86	—	—	—	—	—	86
EBITDA	$526	$4	$90	$—	$14	$(5)	$629
EBITDA margin	7.5%						8.9%

LEIDOS HOLDINGS, INC.
UNAUDITED NON-GAAP FINANCIAL MEASURES [CONTINUED]
(in millions, except per share amounts)
The following tables present the reconciliation of the non-GAAP operating income by reportable segment and Corporate:

	Quarter Ended December 29, 2017
	Operating income (loss)	Acquisition and integration costs	Amortization of intangibles	Restructuring expenses	Amortization of equity method investments	Non-GAAP operating income (loss)	Non-GAAP operating margin
Defense Solutions	$85	$—	$27	$—	$1	$113	9.3%
Civil	56	—	33	—	2	91	10.7%
Health	44	—	9	—	—	53	12.0%
Corporate	(84)	46	—	12	—	(26)	NM
Total	$101	$46	$69	$12	$3	$231	9.2%

	Quarter Ended December 30, 2016
	Operating income (loss)	Asset impairment charges	Acquisition and integration costs	Amortization of intangibles[1]	Restructuring expenses	Non-GAAP operating income (loss)	Non-GAAP operating margin
Defense Solutions	$88	$—	$—	$13	$—	$101	8.0%
Civil	66	—	—	22	—	88	10.2%
Health	48	—	—	19	—	67	15.1%
Corporate	(50)	4	22	—	8	(16)	NM
Total	$152	$4	$22	$54	$8	$240	9.3%

	Year Ended December 29, 2017
	Operating income (loss)	Acquisition and integration costs	Amortization of intangibles	Restructuring expenses	Amortization of equity method investments	Non-GAAP operating income (loss)	Non-GAAP operating margin
Defense Solutions	$307	$—	$108	$—	$3	$418	8.4%
Civil	226	—	132	—	11	369	10.8%
Health	228	—	41	—	—	269	14.9%
Corporate	(202)	102	—	37	—	(63)	NM
Total	$559	$102	$281	$37	$14	$993	9.8%

	Year Ended December 30, 2016
	Operating income (loss)	Asset impairment charges	Acquisition and integration costs	Amortization of intangibles[1]	Restructuring expenses	Non-GAAP operating income (loss)	Non-GAAP operating margin
Defense Solutions	$312	$—	$—	$17	$—	$329	8.6%
Civil	146	—	—	39	—	185	8.9%
Health	110	—	—	28	—	138	12.4%
Corporate	(151)	4	90	—	14	(43)	NM
Total	$417	$4	$90	$84	$14	$609	8.6%
NM - Not Meaningful
(1) Amortization was based on the preliminary fair value of the acquired intangibles and was subject to change once purchase accounting was finalized.